Exhibit 10.8

AMENDMENT TO STOCK OPTION AND RELEASE AGREEMENT

            This Amendment to Stock Option and Release Agreement ("Agreement") is entered into as of August 28, 2003, by and between Andrew Bebbington, an individual ("Bebbington"), and VitalStream Holdings, Inc., a Nevada corporation and successor in interest to Sensar Corporation ("VitalStream" or the "Company") with reference to the following facts:

RECITALS

            WHEREAS, Bebbington entered into a Stock Option Agreement with Sensar Corporation dated February 12, 2002 pursuant to which the Company granted to Bebbington the right and the option to purchase up to 625,000 shares of the Company's Common Stock, subject to the terms of such agreement and the Company's 2001 Stock Incentive Plan, at an exercise price of $0.25 per share (the "$0.25 Options");

            WHEREAS, Bebbington entered into a Stock Option Agreement with Sensar Corporation dated January 28, 2002 pursuant to which the Company granted to Bebbington the right and the option to purchase up to 200,000 shares of the Company's Common Stock, subject to the terms of such agreement and the Company's 2001 Stock Incentive Plan, at an exercise price of $0.46 per share (the "$0.46 Options") (the options referenced in this paragraph and the preceding paragraph are sometimes referred to collectively as the "Option Agreements");

            WHERAS, Bebbington directly and through his attorney has made a claim ("Claim") that certain Company transactions in late 2002 and early 2003 in which the Company issued warrants and convertible securities to various third parties has triggered an obligation for the Company to adjust the exercise price of the options referred to above, and the Company has denied having such obligation;

            WHEREAS, VitalStream and Bebbington (the "Parties") now desire to amend the provisions of the Option Agreements and settle and resolve any and all claims, disputes, rights, and liabilities between them arising out of the Option Agreements.

AGREEMENT

            NOW, THEREFORE, in consideration of the terms, conditions and covenants set forth herein, the Parties agree as follows:

            1.         The Parties desire to resolve and do hereby resolve all pending and potential actions and issues raised by the Claim, without the further expenditure of time or expense of litigation and, for that reason, have entered into this Agreement. This Agreement is a full release and settlement of the Claim, all potential claims arising out of the facts that form the basis of or surround the Claim and any other claim that Bebbington could have raised in respect of the Option Agreements prior to the date of this Agreement ("Released Claims").

            2.         While this Agreement resolves all issues arising from or related to the Released Claims, including any future effects of any acts or omissions arising from or related to the Released Claims, this Agreement does not constitute an admission by any party of any of the matters alleged in the Claim, or violation of any law, ordinance or regulation, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by any party. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.

            3.         In consideration of this Agreement and the mutual covenants of the Parties, and upon receipt by VitalStream of a copy of this Agreement executed by Bebbington, the Option Agreements shall be deemed amended so as to allow Bebbington to purchase shares of the Company's common stock upon the following terms and conditions, and the Parties covenant as follows:

                        (a)         Bebbington may exercise 200,000 shares of the $0.25 Options on or before September 2, 2003, upon tender to the Company of the full exercise price thereof;

                        (b)         Bebbington may exercise 250,000 shares of the $0.25 Options on or before December 31, 2003, upon tender to the Company of the full exercise price thereof;

                        (c)         contingent on Bebbington having fully completed each of the option exercises set forth in Subsections 3(a) and 3(b) above by the respective prescribed dates, on January 1, 2004 the $0.46 Options shall automatically be amended in order that the exercise price with respect to the unexercised options shall be $0.25 per share; and

                        (d)         Any and all anti-dilution provisions or other provisions that require adjustments to the exercise price of options under the Option Agreements (including without limitation Section 4 of the option agreement under which the $0.25 Options were granted) shall be deemed deleted from, and of no further force or effect under, the Option Agreements, except for provisions that contemplate adjustments that are limited to circumstances in which the common stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification. This Section 3(d) shall be effective upon execution of this Agreement whether or not the covenants and conditions set forth in Sections 3(a) and 3(b) are satisfied.

            4.         VitalStream and Bebbington and/or their attorneys shall execute any additional documents or perform any other acts as necessary to carry out the terms of this Agreement

            5.         In consideration of the covenants undertaken herein, Bebbington hereby covenants not to sue (or encourage any other party to sue based upon facts similar to the Released Claim) and acknowledges complete satisfaction of and hereby releases, absolves and discharges VitalStream, and its subsidiaries, divisions, affiliated entities, directors, officers, shareholders, representatives, agents and attorneys ("Released Parties") with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, contract, equity or otherwise, which Bebbington now owns or holds or has at any time heretofore owned or held against the Released Parties arising out of the Released Claims.

            6.         This Agreement shall be binding upon and inure to the benefit of (i) VitalStream and its subsidiaries, divisions, affiliated entities, directors, officers, shareholders, representatives, agents and attorneys, and each of their respective successors and assigns and (ii) Bebbington and his representatives, agents and attorneys, and each of their respective successors and assigns.

            7.         (a)         With the exception of the amendments to the Option Agreements set forth in this Agreement, the Parties intend that execution of this Agreement shall bar each and every claim, demand and cause of action arising from or related to the Released Claims and in furtherance of this intention the Parties waive and relinquish all rights and benefits under California Civil Code Section 1542, which provides in pertinent part:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            Bebbington acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Bebbington hereby waives any claim or cause of action arising out of the Released Claims against the Released Parties, which might arise as a result of such different or additional claims or facts. Bebbington further acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

            (b)         Without limiting the generality of the waivers and releases set forth in Section 7(a), Bebbington acknowledges (i) that he has access to and has had an opportunity to review all publicly available information regarding VitalStream, including information contained in reports that VitalStream files with the Securities and Exchange Commission, (ii) that, at any time and from time to time, VitalStream may be evaluating or negotiating transactions, such as financings, acquisition, or disposition transactions or transactions with key vendors and suppliers, which information, if known, could be materially affect Bebbington's decision as to whether or not to enter this Agreement or perform his obligations under this Agreement, (iii) that VitalStream has disclosed, in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange CommisionCommission, that the company is currently actively evaluating various debt and equity financing alternatives that might be available to it, but that the Company may not be successful in raising sufficient debt or equity capital on terms that it considers acceptable or at all, and the Company has offered to provide Bebbington with current non-public information with respect to such fiancingfinancing alternatives the Company is considering or negotiating, including the probable terms of a proposed financing transaction, and (iv) that, having been so informed, Bebbington has declined to received such information and hereby foregoes and waives any claim that could arise as a result of Bebbington's not receiving such information prior to executing this Agreement or performing his obligations under this Agreement.

            8.         Bebbington represents and warrants that he is and at all times relevant herein as been the real party in interest in the Released Claims, represents and warrants that no other individual and/or entity has a lien, claim, or interest in the Released Claims, and represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer by operation of law or otherwise, to any person or entity, any claim that is a Released Claim and/or is covered by this Agreement, or any portion thereof, or interest therein, that he has against the Released Parties.

            9.         This Agreement constitutes and contains the entire agreement and understanding concerning the Released Claims and the amendments to the Option Agreements set forth herein, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

            10.         If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

            11.         Each party cooperated in the drafting and preparation of this Agreement and accordingly, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

            12.         This Agreement may be executed in counterparts and by facsimile, and each counterpart when executed shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

            13.         Each party shall bear its own attorneys' fees and costs in connection with the Released Claims and this Agreement.

            14.         In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys' fees.

            15.         No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

            16.         In entering into this Agreement, the parties represent that they have relied upon the advice of their respective attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

            17.         Each of the recitals contained in this Agreement are incorporated herein as material terms.

            18.         The Parties represent and warrant that each has obtained any appropriate authorization as may be required in order to enter into this Agreement

            19.         This Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the State of California. Any claim or legal proceeding arising out of or related to this Agreement shall be brought in any court having jurisdiction thereof which is located in the County of Orange, California.

            20.         The terms of this Agreement shall be strictly confidential. VitalStream and Bebbington will not disclose any term or provision of this Agreement to anyone, other than to their respective attorneys and/or accountants, who shall be advised of the confidentiality agreement and be bound by it. Nothing in this Agreement shall preclude the performance of any act required by law, nor require the performance of any act prohibited by law.

            We have read the foregoing Agreement, and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Paul Summers

Paul Summers Chief Executive Officer

ANDREW BEBBINGTON

/s/ Andrew Bebbington